EX-99.16.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (File No. 811-0790) of our reports dated April 21, 2011, relating to the financial statements and financial highlights which appear in the February 28, 2011 Annual Reports to Shareholders of Invesco High Income Municipal Fund (formerly known as AIM High Income Municipal Fund) and Invesco Van Kampen High Yield Municipal Fund, two of the funds constituting AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), which are also incorporated by reference into the Registration Statement;

We also consent to the references to us under the headings “Financial Highlights,” in the prospectuses and “Other Service Providers” in the statements of additional information which are incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Houston, Texas
December 2, 2011